Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 — 8080
VECTOR GROUP REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

     MIAMI, FL, MAY 10, 2006 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the first quarter ended March 31, 2006.
     First quarter 2006 revenues were $117.7 million, compared to revenues of $104.2 million for the first quarter of 2005. The Company recorded operating income of $20.2 million for the 2006 first quarter, compared to operating income of $18.6 million for the first quarter of 2005. Income from continuing operations for the 2006 first quarter was $9.3 million, or $0.17 per diluted common share, compared to income from continuing operations of $8.5 million, or $0.18 per diluted common share, for the 2005 first quarter. Income from discontinued operations was $3.0 million in the 2005 first quarter. Net income for the 2006 first quarter was $9.3 million, or $0.17 per diluted share, compared to $11.5 million, or $0.25 per diluted share, for the 2005 first quarter.
     For the three months ended March 31, 2006, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $115.7 million, compared to $101.6 million for the three months ended March 31, 2005. Operating income was $30.4 million for the first quarter of 2006, compared to $31.9 million for the first quarter of 2005.
Conference Call To Discuss First Quarter 2006 Results
     As previously announced, the Company will host a conference call and webcast on Thursday, May 11, 2006 at 11:00 A.M. (EDT) to discuss first quarter 2006 results. Investors can access the call by dialing 888-802-8577 and entering 7365889 as the conference ID number. The call will also be available via live webcast at www.vcall.com.

     A replay of the call will also be available shortly after the call ends on May 11, 2006 through May 25, 2006. To access the replay, dial 877-519-4471 and enter 7365889 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenues*	$117,704	$104,173

Expenses:
Cost of goods sold*	73,341	58,998
Operating, selling, administrative and general expenses.	24,136	26,527

Operating income	20,227	18,648

Other income (expenses):
Interest and dividend income	1,781	710
Interest expense	(8,266)	(6,647)
(Loss) gain on investments, net	(30)	1,430
Gain from conversion of LTS notes	—	9,461
Equity in loss on operations of LTS	—	(299)
Equity income (loss) from non-consolidated real estate businesses	3,735	(306)
Other, net	46	(1)

Income from continuing operations before provision for income taxes and minority interests	17,493	22,996
Income tax expense	8,200	12,518
Minority interests	—	(2,016)

Income from continuing operations	9,293	8,462

Discontinued operations:
Income from discontinued operations, net of minority interest and taxes	—	82
Gain on disposal of discontinued operations, net of minority interest and taxes	—	2,952

Income from discontinued operations	—	3,034

Net income	$9,293	$11,496

Per basic common share:

Income from continuing operations	$0.17	$0.19

Income from discontinued operations	$—	$0.07

Net income applicable to common shares	$0.17	$0.26

Per diluted common share:
Income from continuing operations	$0.17	$0.18

Income from discontinued operations	$—	$0.07

Net income applicable to common shares	$0.17	$0.25

*	Revenues and Cost of goods sold include excise taxes of $40,118 and $33,432 for the three months ended March 31, 2006 and 2005, respectively.